Exhibit 10.1

Allied Nevada Gold Corp. Deferred Share Unit Plan March 7, 2012

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions: For the purposes of the Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)	“Beneficiary” means an individual who, on the date of a Participant’s death, is the person who has been designated in accordance with the Plan and the laws applying to the Plan to receive the value of the Deferred Share Units standing to the credit of the Participant on the date of death, or where no such individual has been validly designated by the Participant, or where the individual does not survive the Participant, the Participant’s legal representative;

(b)	“Board” means the board of directors of the Corporation;

(c)	“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

(i) any “Person” (as defined herein) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Corporation entitled to vote in the election of directors of the Corporation. For purposes of this definition, the term “Person” is used as such term is used Sections 13(d) and 14(d) of the Exchange Act;

(ii) the individuals who are “Continuing Directors” (as hereinafter defined) of the Corporation cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date this Plan is adopted, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(iii) the stockholders of the Corporation adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Corporation;

(iv) the Corporation is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Corporation following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Corporation) and the stockholders of the Corporation immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) shall not constitute a Change in Control; or

(v) there is a change in control of the Corporation of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Corporation, is then subject to such reporting requirements;

(d)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(e)	“Committee” means the Board or if the Directors so determine in accordance with Section 2.03 of the Plan, the committee of the Directors authorized to administer the Plan which may include any compensation committee of the Board;

(f)	“Common Shares” means the shares of common stock, par value $0.001 per share, of the Corporation;

(g)	“Corporation” means Allied Nevada Gold Corp., a corporation incorporated under the General Corporation Law of the State of Delaware;

(h)	“Deferred Share Unit” means the agreement by the Corporation to issue one previously unissued Common Share for each Deferred Share Unit, evidenced by way of book-keeping entry in the books of the Corporation and administrated pursuant to this Plan;

(i)	“Designated Affiliate” means an affiliate, as such term is defined in the Rule 144 of the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder of the Corporation designated by the Committee for purposes of the Plan from time to time;

(j)	“Director” means a member of the Board from time to time;

(k)	“DSU Grant Date”, for Deferred Share Units issued in respect of a director’s remuneration for a year, means the date of the Annual Meeting of Stockholders of the Corporation during each calendar year, or such other date recommended by the Committee and confirmed by the Board from time to time;

(l)	“DSU Grant Letter” has the meaning ascribed thereto in Section 3.03;

(m)	“DSU Payment” means, subject to any adjustment in accordance with Section 5.04, the issuance to a Participant of one previously unissued Common Share for each whole Deferred Share Unit granted or credited to such Participant;

(n)

“Eligible Director” means a person who is a Director or a member of the board of directors of any Designated Affiliate and who, at the relevant time, is not otherwise an employee or a consultant of the Corporation or of a Designated Affiliate, and such person shall continue to be an Eligible Director for so long as such person continues to be a member of such board(s) of directors and is not otherwise an employee or a consultant of the Corporation or of a Designated Affiliate;

(o)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p)	“Market Value” means the closing price of the Common Shares on the NYSE Amex on the day immediately prior to the date as of which Market Value is determined. If the Common Shares are not trading on the NYSE Amex, then the Market Value shall be determined based on the trading price on the Toronto Stock Exchange or if the Common Shares are not listed on the Toronto Stock Exchange, on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Committee. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Committee in its sole discretion;

(q)	“Minimum Director Share Ownership Requirement” means the minimum number of Common Shares, Deferred Share Units and/or other securities of the Corporation a Director must hold at any time as may be established from time to time by the Board;

(r)	“NYSE Amex” means the NYSE Amex LLC;

(s)	“Participant” means each Eligible Director to whom Deferred Share Units are issued;

(t)	“Plan” means this Deferred Share Unit Plan;

(u)	“Separation Date” means the date on which the Participant ceases to be an Eligible Director, provided that if the Participant is a U.S. Eligible Director, the Separation Date shall be the date the Participant has experienced a separation from service as determined under Section 409A of the Code and applicable regulations and guidance thereunder;

(v)	“U.S. Eligible Director” means an Eligible Director whose benefit under this Plan is subject to U.S. federal income tax; and

(w)	“year” means a calendar year unless otherwise specified.

Section 1.02 Headings: The headings of all articles, Sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

Section 1.03 Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.04 References to this Deferred Share Unit Plan: The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

ARTICLE TWO

PURPOSE AND ADMINISTRATION OF THE DEFERRED SHARE PLAN

Section 2.01 Purpose of the Deferred Share Unit Plan: The purpose of this Plan is to strengthen the alignment of interests between the Eligible Directors and the shareholders of the Corporation by linking a portion of annual director compensation, as determined by the Committee, to the future value of the Common Shares. In addition, the Plan has been adopted for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of directors of the Corporation and the Designated Affiliates of the Corporation, it being generally recognized that the Plan aids in attracting, retaining and encouraging director commitment and performance due to the opportunity offered to them to receive compensation in line with the value of the Common Shares.

Section 2.02 Administration of the Deferred Share Unit Plan: The Plan shall be administered by the Committee and the Committee shall have full discretionary authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Corporation.

Section 2.03 Delegation to Committee: All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by the Committee.

Section 2.04 Record Keeping: The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in the Plan;

(b)	the number of Deferred Share Units granted to each Participant under the Plan;

(c)	the number of Deferred Share Units credited to a Participant pursuant to Section 3.04 hereof;

(d)	the date on which Deferred Share Units were granted or credited to a Participant; and

(e)	the date of redemption of Deferred Shares Units.

ARTICLE THREE

DEFERRED SHARE UNIT PLAN

Section 3.01 Deferred Share Unit Plan: A Deferred Share Unit Plan is established for Eligible Directors.

Section 3.02 Issuance of Deferred Share Units: Subject to the terms of this Plan and the compensation policies of the Board, a number of Deferred Share Units shall be automatically granted and issued to each Eligible Director on each DSU Grant Date, which number shall be calculated by reference to (i) the dollar amount of the Eligible Director’s remuneration as a member of the Board determined by the Committee for the year to be satisfied by such Deferred Share Units and (ii) the Market Value of the Common Shares on the DSU Grant Date. The Committee may, subject to applicable securities laws, also make additional determinations from time to time with respect to the number of Deferred Share Units to be issued and authorize grants and the DSU Grant Date of such Deferred Share Units to new Eligible Directors appointed from time to time. On each DSU Grant Date, the number of Deferred Share Units so determined by the Committee shall be granted by the Corporation to such Eligible Director without any further action being required by the Committee or such Eligible Director.

Notwithstanding any of the foregoing, the Committee shall have the authority, subject to applicable securities laws, to: (i) make any special grant of Deferred Share Units to Eligible Directors, in such numbers, and at any time as the Committee will deem appropriate; or (ii) authorize Participants or establish policies allowing Participants, who meet the Minimum Director Share Ownership Requirement then in effect, to elect to receive their annual remuneration, that would otherwise be satisfied by the issuance of Deferred Share Units, in cash, or to receive any proportion of such remuneration in cash or Deferred Share Units, at a Participant’s discretion, such election to be made no later than 15 days prior to the commencement of the year to which such remuneration relates; provided, however, that no issuance of Common Shares shall be made with respect to any new award of Deferred Share Units for a period of at least six months following the DSU Grant Date.

Section 3.03 Deferred Share Unit Letter: Each grant of Deferred Share Units under the Plan shall be evidenced by a letter of the Corporation (a “DSU Grant Letter”). Such Deferred Share Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a DSU Grant Letter. The provisions of the various DSU Grant Letters entered into under the Plan need not be identical, and may vary from Participant to Participant.

Section 3.04 Dividends: In the event that a dividend (other than stock dividend) is declared and paid by the Corporation on Common Shares, a Participant will be credited with additional Deferred Share Units. The number of such additional Deferred Share Units will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Participant if the Deferred Share Units standing to the Participant's account on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by (b) the Market Value of a Common Share on the date on which such dividends were paid.

Section 3.05 Redemption of Deferred Share Units and Issuance of Common Shares: Upon the Separation Date for each Participant, the Corporation shall issue to such Participant one previously unissued Common Share for each outstanding whole Deferred Share Unit held by such Participant on such relevant Separation Date, less applicable statutory source deductions. Fractional Deferred Share Units shall be cancelled. Notwithstanding the foregoing, if a U.S. Eligible Director is a “specified employee” as that term is defined under Section 409A of the Code (generally, one of the top 50 highest paid officers of the Corporation, a subsidiary or any affiliate thereof), the redemption and issuance of Common Shares shall not occur until the first day of the seventh month following the Director’s Separation Date if necessary to comply with Section 409A.

Where Deferred Share Units have been granted to a Participant with reference to his or her director remuneration for a year, in the event such Participant resigns or is otherwise no longer an Eligible Director during such year other than in the event of, in connection with, or related to, a Change in

Control of the Corporation, such Deferred Share Units will only partially vest and the Participant will only be entitled to a pro-rated DSU Payment in respect of such Deferred Share Units based on the number of days such year that the Participant was an Eligible Director.

Section 3.06 Maximum Number of Shares: Subject to adjustment as provided in Section 5.04 hereof, the maximum aggregate number of Common Shares that may be issued under the Plan is 500,000 Common Shares. Common Shares to be issued under the Plan will be authorized but previously unissued Common Shares.

For purposes of this Section 3.06, the number of Common Shares covered by a Deferred Share Unit shall be counted on the DSU Grant Date against the aggregate number of Common Shares available under the Plan, and the number of Common Shares that shall be counted against the Plan shall be equal to the number of Common Shares the Participant would be entitled to receive under Section 3.05 hereof, if such DSU Payment were made on the DSU Grant Date. If a Deferred Share Unit otherwise terminates without the issuance of any Common Shares, then the number of Common Shares counted against the aggregate number of Common Shares available under the Plan with respect to such Deferred Share Unit, to the extent of any such termination, shall again be available under the Plan.

The aggregate number of Common Shares issuable to insiders (as such term is defined under the TSX Company Manual) pursuant to Deferred Share Units and all other security-based compensation arrangements, at any time, shall not exceed 10% of the total number of Common Shares then outstanding. The aggregate number of Common Shares issued to insiders pursuant to the Plan and all other security-based compensation arrangements, within a one year period, shall not exceed 10% of the total number of Common Shares then outstanding. For purposes of this Section, the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Deferred Share Units.

Section 3.07 Term of the Deferred Share Unit Plan: The Plan is effective as of August 1, 2012. The Plan shall remain in effect until it is terminated by the Board, subject to the requirements of the stock exchange upon which the Common Shares of the Corporation are then listed. Upon termination of the Plan, the Corporation shall issue Common Shares with respect to all remaining Deferred Share Units under Section 3.04 above, as at the applicable Separation Date for each of the remaining Participants.

ARTICLE FOUR

WITHHOLDING TAXES

Section 4.01 Withholding Taxes: The Corporation or any Designated Affiliate of the Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any Designated Affiliate of the Corporation is required to withhold by any law or regulation of any governmental authority whatsoever, and, without limiting the generality of the foregoing, may effect such withholding through (i) the withholding of all or any portion of any payment due to the applicable Participant; or (ii) the withholding and sale, for and on behalf of the applicable Participant, of the minimum number of Common Shares to be issued under the Plan sufficient to satisfy such withholding obligation of the Corporation’s or the Designated Affiliate.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to satisfy in full the minimum tax withholding obligation by authorizing the Corporation or the Designated Affiliate of the Corporation to withhold from the Common Shares to be issued under this Plan the minimum number of Common Shares sufficient to satisfy such withholding obligation and, at the Corporation’s or Designated Affiliate of the Corporation’s discretion, to sell such Common Shares, for and on behalf of such Participant, through a broker of the Corporation’s or the Designated Affiliate of the Corporation’s choosing. This election and authorization is intended to comply with the requirements of Rule 10b5-1(c)(i)(B) of the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

ARTICLE FIVE

GENERAL

Section 5.01 Amendment of Deferred Share Unit Plan: The Committee may from time to time in the absolute discretion of the Committee amend (without shareholder approval), modify and change the provisions of the Plan, provided that no such amendment will cause any Deferred Share Units awarded under the Plan that are subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code, and provided further that any amendment, modification or change to the provisions of the Plan which would:

(a)	materially increase the benefits of the holder under the Plan to the detriment of the Corporation and its shareholders;

(b)	increase the number of Common Shares, other than by virtue of Section 5.04 of the Plan, which may be issued pursuant to the Plan;

(c)	reduce the range of amendments requiring shareholder approval contemplated in this Section;

(d)	permit Deferred Share Units to be transferred other than for normal estate settlement purposes; or

(e)	materially modify the requirements as to eligibility for participation in the Plan;

shall only be effective upon such amendment, modification or change being approved by the shareholders of the Corporation, if required by the TSX, the NYSE Amex or any other stock exchange on which the Common Shares are listed, or any other regulatory authorities having jurisdiction over the Corporation. In addition, any such amendment, modification or change of any provision of the Plan shall be subject to the approval, if required, by any regulatory authority having jurisdiction over the securities of the Corporation.

Section 5.02 Non-Assignable: Except as otherwise may be expressly provided for under this Plan or pursuant to a will or by the laws of descent and distribution, no Deferred Share Unit and no other right or interest of a Participant is assignable or transferable, and any such assignment or transfer in violation of this Plan shall be null and void.

Section 5.03 Rights as a Shareholder and Director: No holder of any Deferred Share Units shall have any rights as a shareholder of the Corporation at any time. Nothing in the Plan shall confer on any Eligible Director the right to continue as a Director of the Corporation or as a director of any Designated Affiliate or interfere with right to remove such director.

Section 5.04 Adjustment in Number of Payments Subject to the Deferred Share Unit Plan: In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, reverse stock split, consolidation, subdivision, reclassification or otherwise, an appropriate proportionate adjustment shall be made by the Committee with respect to the number of Deferred Share Units then outstanding under the Plan as the Committee, in its sole discretion, may determine to prevent dilution or enlargement of rights. All such adjustments, as determined by the Committee, shall be conclusive, final and binding for all purposes of the Plan.

Section 5.05 No Representation or Warranty: The Corporation makes no representation or warranty as to the future value of any Deferred Share Units issued in accordance with the provisions of the Plan. No amount will be paid to, or in respect of, an Eligible Director under this Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

Section 5.06 Compliance with Applicable Law: If any provision of the Plan or any Deferred Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 5.07 Interpretation: This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 5.08 Beneficiary Designations: Subject to applicable law, a Participant may designate in writing a person who is a dependent or relation as a Beneficiary to receive any amount payable under the Plan on the death of such Participant, and may change such designation from time to time. Such designation shall be in such form and executed and filed in such manner as the Committee may from time to time determine. If no Beneficiary is designated, the Participant's legal representative will receive any amount payable under the Plan.

Section 5.09 Section 409A: The Plan is intended to comply with Section 409A of the Code. To the extent that Deferred Share Units are subject to Section 409A of the Code, the provisions of the Plan and the applicable DSU Grant Letter shall be administered, interpreted and construed in a manner to comply with Section 409A of the Code. In no event shall the Board or the Corporation (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an award to satisfy the requirements of Section 409A.